Innospec REPORTS FOURTH QUARTER AND 2007 FINANCIAL RESULTS

Newark, Del. - February 7, 2008 - Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2007.

Total revenues for the fourth quarter were $172.7 million, a 19% increase from $144.7 million in the corresponding period last year. Net income was $11.1 million, or $0.45 per diluted share, compared with a net loss of $(0.7) million, or $(0.03) per diluted share, a year ago. Included in the results are goodwill impairment and a small restructuring charge, which reduced net income by $2.1 million, or $0.08 per diluted share, in the fourth quarter of 2007, compared with similar charges totaling $8.0 million, or $0.34 per diluted share, a year ago. In addition, a non-cash charge related to the Company's pension plans (under FAS 158) reduced net income in the 2007 period by $0.9 million, or $0.04 per diluted share; this is an ongoing expense but was not incurred in the comparable period a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the fourth quarter of 2007 was $27.3 million, up 40% from $19.5 million a year ago. EBITDA is a non-GAAP financial measure that is defined and reconciled with GAAP results in the schedules below.

"I am very pleased with Innospec's fourth quarter results, which primarily reflected a good performance in our Fuel Specialties business," said Paul Jennings, President and Chief Executive Officer. "Octane Additives also rebounded impressively from its third quarter performance, due to an expected shift in the timing of its shipments. While Active Chemicals' results for the quarter were somewhat disappointing, our strategic repositioning of this division late in the year has positioned it well to deliver improved results in 2008."

For the full year, total revenues of $602.4 million were up 13% from $532.1 million in 2006. Net income was $29.5 million, or $1.19 per diluted share, compared with $11.4 million, or $0.45 per diluted share, a year ago. EBITDA for the year was $97.0 million, compared with $101.6 million in 2006.

In the Fuel Specialties segment, operating income for the quarter was $18.6 million, more than double the $8.6 million a year ago which included $6.2 million in expenses for one-time professional fees and a potential customer claim. Excluding those items a year ago, Fuel Specialties' operating income for the quarter was up 26%. The segment's gross margin was 31.5%, compared with 31.1% a year ago. Its net sales for the quarter rose 16%, to $109.0 million, despite the absence of $6 million in revenues from a one-off contract in last year's fourth quarter. By region, sales rose 16% in the Americas, 21% in the Europe, Middle East and Africa (EMEA) region and 29% in the Asia-Pacific region. For the full year, operating income in Fuel Specialties was $63.6 million, a 39% increase. The segment's sales for the year were $374.6 million, up 20% from 2006.

Mr. Jennings said, "Fuel Specialties benefited during the quarter from especially strong sales of key products in the Americas, as well as winter additives in the EMEA region. The segment's 39% increase in operating income for the full year was achieved on top of a 74% increase in 2006, and it is now clearly our core business, providing a substantial majority of Innospec's sales and operating income. Fuel Specialties is leveraging its continued innovation, technical expertise and service-oriented marketing capabilities to win new business and grow faster than its markets in a wide variety of industry sectors around the world."

Operating income in Active Chemicals was $1.0 million, compared with $1.7 million in last year's fourth quarter. The segment's gross margin was 16.8%, down from 19.1% a year ago. Net sales in Active Chemicals were $32.8 million, an 8% increase. For the year, operating income in Active Chemicals was $6.1 million, up 5% from a year ago. Sales for the year in Active Chemicals were $133.8 million, an 11% increase.

In Octane Additives, operating income for the fourth quarter was $3.2 million, including $4.4 million in legal expenses and accruals related to the SEC's investigation of the United Nations Oil for Food program. Excluding those expenses, Octane Additives' operating income was up 29% from $5.9 million a year ago. The gross margin for the quarter was 46.9%, compared with 56.2% a year ago. Revenues of $30.9 million were up 52% from a year ago. The improved results in Octane Additives are primarily due to the timing of shipments, and do not affect the outlook for a decline in the tetra ethyl lead business. For the full year, operating income in Octane Additives was $19.9 million, compared with $34.5 million in 2006. The segment's sales for the year were $94.0 million, down 6% from 2006.

Corporate costs for the quarter were $6.2 million, consistent with a year ago, despite the fact that much of the Company's cost base is denominated in pounds sterling. The non-cash goodwill impairment charge in Octane Additives was $2.0 million, down significantly from the $7.3 million charge in last year's fourth quarter. Restructuring charges in the quarter totaled $0.1 million, compared with $1.1 million a year ago. The Company also incurred a $1.2 million pre-tax non-cash charge related to its pension plans, as required under FAS 158.

Innospec's balance sheet remained strong as of December 31, 2007, with net debt of $56.7 million, compared with stockholders' equity of $271.5 million. Operating cash flow for the quarter was excellent at $25.6 million, facilitating debt repayments of $22.0 million during the quarter. Cash and cash equivalents at year-end totaled $24.3 million.

During the fourth quarter, the Company repurchased approximately 143,000 additional shares of Innospec common stock, bringing total repurchases for the full year to approximately 752,000 shares, for a total of $18.3 million.

Innospec also disclosed today its initial expectations for the Company's three business lines for 2008:

  In Fuel Specialties, sales growth of 7% to 11%, with a gross margin of 30% to 34%;

  In Active Chemicals, sales growth of 8% to 12%, with a gross margin of 18% to 22%;

  In Octane Additives, a sales decline of 15% to 20%, with a gross margin of 43% to 47%.

Mr. Jennings concluded, "Overall, 2007 was a highly successful and profitable year for Innospec. We drove substantial sales growth, maintained our margins at attractive levels despite significant cost pressures in our core businesses and significantly increased our investments in capital spending and R&D. Pleasingly, we generated over $47 million in net cash from operating activities despite the unwind of the working capital arrangements under the TEL marketing agreements earlier in the year. We expect Fuel Specialties to have another solid year in 2008, and Active Chemicals should begin building some momentum. Octane Additives is expected to continue declining, but will be managed responsibly to optimize its cash flow."

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company. Excluded items include charges for interest, income taxes, amortization, depreciation and impairment of Octane Additives business goodwill. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the financial tables contained herein in the appendix to the earnings release dated February 7, 2008. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA to GAAP net income in Schedule 2B below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Active Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business provides effective technology-based solutions for our customers' processes or products focused in the Personal Care; Household, Industrial & Institutional; Fragrance Ingredients; Plastics & Polymers and Pulp & Paper markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future, including, without limitation, all of the Company's guidance for revenues, gross margins, net income and other measures of financial performance. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, changes in the terms of trading with significant customers or gain or loss thereof, our ability to continue to achieve organic growth in our Fuel Specialties and Active Chemicals businesses, our ability to successfully integrate any acquisitions in those business segments, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury or other regulatory actions and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Andrew Hartley

Innospec Inc.

+44-151-348-5846

Andrew.Hartley@innospecinc.com

Mark Harrop

RF|Binder Partners

+1-212-994-7533

Mark.Harrop@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31		Twelve Months Ended December 31

	2007	2006	2007	2006
(millions of dollars except per share data)

Net sales	$172.7	$144.7	$602.4	$532.1
Cost of goods sold	(118.4)	(98.2)	(405.0)	(345.4)
Gross profit	54.3	46.5	197.4	186.7

Selling, general and administrative	(30.6)	(30.5)	(103.9)	(99.0)
Research and development	(3.7)	(2.8)	(13.6)	(11.1)
Restructuring charge	(0.1)	(1.1)	(3.0)	(4.5)
Amortization of intangible assets	(4.6)	(3.2)	(16.9)	(12.7)
Impairment of Octane Additives business goodwill	(2.0)	(7.3)	(12.1)	(36.7)
Profit on disposals (net)	-	-	-	9.2
	(41.0)	(44.9)	(149.5)	(154.8)
Operating income	13.3	1.6	47.9	31.9
Other net income	3.9	3.7	6.9	6.8
Interest expense (net)	(2.0)	(1.7)	(7.0)	(6.8)
Income before income taxes and minority interest	15.2	3.6	47.8	31.9
Minority interest	-	-	(0.1)	(0.1)
Income before income taxes	15.2	3.6	47.7	31.8
Income taxes	(4.1)	(4.3)	(18.2)	(20.4)
Net income/(loss)	$11.1	$(0.7)	$29.5	$11.4

Earnings/(loss) per share Basic	$0.46	$(0.03)	$1.23	$0.47
Diluted	$0.45	$(0.03)	$1.19	$0.45

Weighted average shares Basic	23,874	23,725	23,920	24,141
outstanding in thousands Diluted	24,452	23,725	24,838	25,339

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS
ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
(millions of dollars)

Net sales
Fuel Specialties	$109.0	$94.1	$374.6	$311.3
Active Chemicals	32.8	30.3	133.8	120.4
Octane Additives	30.9	20.3	94.0	100.4
	172.7	144.7	602.4	532.1

Gross profit
Fuel Specialties	34.3	29.3	124.7	106.2
Active Chemicals	5.5	5.8	24.6	22.7
Octane Additives	14.5	11.4	48.1	57.8
	54.3	46.5	197.4	186.7

Operating income
Fuel Specialties	18.6	8.6	63.6	45.7
Active Chemicals	1.0	1.7	6.1	5.8
Octane Additives	3.2	5.9	19.9	34.5
FAS 158/87 pension (charge)	(1.2)	-	(4.6)	-
Corporate costs	(6.2)	(6.2)	(22.0)	(22.1)
	15.4	10.0	63.0	63.9

Restructuring charge	(0.1)	(1.1)	(3.0)	(4.5)
Impairment of Octane Additives business goodwill	(2.0)	(7.3)	(12.1)	(36.7)
Profit on disposals (net)	-	-	-	9.2
Total operating income	$13.3	$1.6	$47.9	$31.9

Schedule 2B
NON GAAP MEASURES
	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006

Net income/(loss)	$11.1	$(0.7)	$29.5	$11.4
Interest expense (net)	2.0	1.7	7.0	6.8
Income taxes	4.1	4.3	18.2	20.4
Depreciation and amortization	8.1	6.9	30.2	26.3
Impairment of Octane Additives business goodwill	2.0	7.3	12.1	36.7
EBITDA	27.3	19.5	97.0	101.6

Fuel Specialties	19.8	9.3	67.7	48.6
Active Chemicals	2.8	3.6	12.4	12.4
Octane Additives	7.5	9.3	36.4	47.6
FAS 158/87 pension (charge)	(1.2)	-	(4.6)	-
Corporate costs	(5.4)	(5.3)	(18.7)	(18.4)
	23.5	16.9	93.2	90.2
Restructuring charge	(0.1)	(1.1)	(3.0)	(4.5)
Profit on disposals (net)	-	-	-	9.2
Other net income	3.9	3.7	6.9	6.8
Minority interest	-	-	(0.1)	(0.1)
EBITDA	$27.3	$19.5	$97.0	$101.6

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	December 31 2007	December 31 2006
Assets	(millions of dollars)
Current assets
Cash and cash equivalents	$24.3	$101.9
Accounts receivable (less allowance of $2.0 and $2.5, respectively)	94.2	78.3
Inventories	132.6	120.0
Prepaid expenses	5.0	5.1
Total current assets	256.1	305.3

Property, plant and equipment	66.2	66.5
Goodwill - Octane Additives	12.7	24.8
Goodwill - Other	139.1	139.0
Intangible assets	41.9	30.2
Deferred finance costs	0.3	1.6
Deferred income taxes	-	1.6
Pension asset	34.8	-
	$551.1	$569.0
Liabilities and Stockholders' Equity
Accounts payable	$50.9	$50.0
Accrued liabilities	65.7	55.5
Accrued income taxes	6.9	14.7
Short-term borrowing	20.0	15.1
Current portion of plant closure provisions	4.4	5.6
Current portion of unrecognized tax benefits	12.6	-
Current portion of deferred income	0.1	2.0
Current deferred income taxes	0.1	-
Total current liabilities	160.7	142.9
Long-term debt, net of current portion	61.0	133.0
Plant closure provisions, net of current portion	22.4	22.2
Unrecognized tax benefits, net of current portion	27.4	-
Deferred income taxes, net of current portion	7.3	-
Pension liability	-	22.5
Other liabilities	-	22.4
Deferred income, net of current portion	0.8	0.9
Minority interest	-	0.1
Total Stockholders' Equity	271.5	225.0
	$551.1	$569.0

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Twelve Months Ended December 31
	2007	2006
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$29.5	$11.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	31.3	27.4
Impairment of Octane Additives business goodwill	12.1	36.7
Deferred income taxes	(4.6)	(2.0)
Profit on disposal of property, plant and equipment (net)	-	(9.2)
Changes in working capital	(14.1)	(39.5)
Excess tax benefit from stock-based payment arrangements	(0.2)	-
Income taxes and other current liabilities	(3.5)	20.9
Movement on plant closure provisions	(1.3)	(3.9)
Movement on pension asset/(liability)	(2.4)	(3.0)
Stock option compensation charge	3.3	1.6
Movements on other non-current liabilities	0.1	(2.0)
Movement on deferred income	(2.3)	(2.0)
Net cash provided by operating activities	47.9	36.4
Cash Flows from Investing Activities

Capital expenditures	(12.2)	(7.6)
Proceeds on disposal of property, plant and equipment (net)	-	9.6
Disposal of unconsolidated investment	-	2.6
Acquisition of intangible asset	(28.4)	-
Net cash (used in)/provided by investing activities	(40.6)	4.6
Cash Flows from Financing Activities

Receipt of short-term borrowing	-	1.0
Repayment of short-term borrowing	(15.1)	(1.0)
Receipt of long-term borrowing	45.0	18.0
Repayment of long-term borrowing	(97.0)	(10.0)
Payments on capital leases	-	(0.2)
Increase in deferred finance costs	-	(0.5)
Dividend paid	(2.2)	(1.9)
Excess tax benefit from stock-based payment arrangements	0.2	-
Issue of treasury stock	4.1	3.0
Repurchase of common stock	(20.0)	(15.6)
Minority interest dividends (paid)	(0.1)	(0.2)
Net cash (used in) financing activities	(85.1)	(7.4)
Effect of exchange rate changes on cash	0.2	(0.6)
Net change in cash and cash equivalents	(77.6)	33.0
Cash and cash equivalents at beginning of year	101.9	68.9
Cash and cash equivalents at end of year	$24.3	$101.9

Amortization of deferred finance costs of $1.1m (2006 - $1.1m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.